Exhibit 10.14

THIRD ALLONGE AND MODIFICATION TO MASTER

LOAN AGREEMENT AND OTHER LOAN DOCUMENTS

THIS THIRD ALLONGE AND MODIFICATION TO MASTER LOAN AGREEMENT AND OTHER LOAN DOCUMENTS, dated as of the 22nd day of September, 2003 (this “Agreement”), by and between PARKER & LANCASTER CORPORATION, a Virginia corporation and PARKER & ORLEANS HOMEBUILDERS, INC., a Delaware corporation, formerly known as Parker Lancaster & Orleans, Inc. (together, the “Borrowers”), and BANK OF AMERICA, N.A., a national banking association (the “Noteholder”).

W I T N E S S E T H:

WHEREAS, the Noteholder is the holder of a Promissory Note (Revolving Line of Credit) dated March 9, 2000 (the “Note”), in the principal amount not to exceed at any time outstanding Seventeen Million Five Hundred Thousand Dollars ($17,500,000), made by Parker & Lancaster Corporation and payable to the order of the Noteholder; and

WHEREAS, the Note evidences a revolving line of credit loan (the “Loan”) made by the Noteholder to Parker & Lancaster Corporation pursuant to (a) a Master Loan Agreement dated March 9, 2000 (the “Loan Agreement”) between the Parker & Lancaster Corporation and the Noteholder and (b) the other Loan Documents (as defined in the Loan Agreement); and

WHEREAS, Parker & Orleans Homebuilders, Inc. became a co-borrower, jointly and severally, with Parker & Lancaster Corporation under the Loan, the Note, the Loan Agreement and the other Loan Documents pursuant to an Additional Borrower Joinder Supplement and Loan Document Modification Agreement dated March 9, 2001 (the “Joinder

Agreement”) among Parker & Lancaster Corporation, Parker & Orleans Homebuilders, Inc., the Noteholder and Orleans Homebuilders, Inc., as guarantor (the “Guarantor”) (the defined terms Note, Loan Agreement and Loan Documents shall hereinafter refer to those documents, as modified by the Joinder Agreement); and

WHEREAS, pursuant to that certain First Allonge and Modification to Master Loan Agreement and Other Loan Documents dated May 30, 2001, the Borrowers and the Noteholder agreed to (a) increase the maximum principal amount of the aggregate commitments that can be outstanding at any time under the Loan from $17,500,000 to $25,000,000, (b) increase the maximum principal amount of the Loan that can be outstanding at any time from $17,500,000 to $25,000,000 and (c) modify and amend certain other terms and conditions of the Loan;

WHEREAS, pursuant to that certain letter from the Noteholder to the Borrower dated January 4, 2002, the Noteholder agreed to amend Section 2.4(c) of the Loan Agreement to increase the limit on the aggregate amount of Loan proceeds advanced at any one time for inventory Lots from $4,500,000 to $5,500,000;

WHEREAS, pursuant to that certain letter from the Noteholder to the Borrower dated September 16, 2002, the Noteholder agreed to amend Section 2.4(c) of the Loan Agreement to increase the limit on the aggregate amount of Loan proceeds advanced at any one time for inventory Lots from $5,500,000 to $6,600,000;

WHEREAS, pursuant to that certain Second Allonge and Modification to Master Loan Agreement and Other Loan Documents dated October 25, 2002, the Borrowers and the

Noteholder agreed to (a) increase the maximum principal amount of the aggregate commitments that can be outstanding at any time under the Loan from $25,000,000 to $30,000,000, (b) increase the maximum principal amount of the Loan that can be outstanding at any time from $25,000,000 to $30,000,000 and (c) modify and amend certain other terms and conditions of the Loan;

WHEREAS, pursuant to that certain letter from the Noteholder to the Borrower dated January 6, 2003, the Noteholder agreed to amend Section 2.4(c) of the Loan Agreement to increase the limit on the aggregate amount of Loan proceeds advanced at any one time for inventory Lots from $6,600,000 to $7,100,000;

WHEREAS, the Borrowers have requested that the Noteholder (a) extend the maturity of the Loan from December 31, 2003 to December 31, 2004 and (b) modify and amend certain other terms and conditions of the Loan; and

WHEREAS, the Noteholder has agreed to grant such requests, and this Agreement will effect such modification of the Note, the Loan Agreement and certain other Loan Documents;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, and the mutual promises made herein, the parties agree as follows:

1.             Incorporation of Recitals; Defined Terms.  The Recitals to this Agreement are hereby incorporated by reference.  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2.             The Borrowers and Noteholder hereby amend the Note to provide that the Maturity Date shall be extended from December 31, 2003 to December 31, 2004.  The Borrowers hereby agree to pay to the Noteholder a non-refundable commitment fee in the amount of $37,500 in connection with this Agreement, which fee shall be considered earned in full as of the date of this Agreement but which fee shall be payable in monthly installments of $3,125 each, beginning on July 1, 2003 and continuing on the first day of each month until the commitment fee is paid in full; provided, however, that any remaining unpaid portion of the commitment fee shall be due and payable in full on the Noteholder’s demand therefor upon the occurrence of a Default or termination of the credit facility evidenced by the Loan Agreement.  The payment terms for interest and principal shall continue as presently stated in the Note.  In confirmation of the foregoing, the Borrowers, jointly and severally, promise to pay to the order of the Noteholder, on the terms and conditions set forth in the Note, as such terms are modified and amended herein, the principal amount of up to $30,000,000 (hereby confirming that the principal amount of the Note shall not at any time outstanding exceed such amount), or so much thereof as may be outstanding from time to time, together with interest as provided in the Note; provided, however, that the entire principal balance of the Note then unpaid, all interest then unpaid and all other amounts then owing under any Loan Document, shall be finally due and payable on December 31, 2004.

3.             Modification of Loan Agreement.  The Borrowers and the Noteholder hereby amend the Loan Agreement as follows:

(a)           The following definitions are hereby added to Section 1.1 of the Loan Agreement:

“Letter of Credit” shall mean, separately and collectively, (i) that certain Irrevocable Standby Letter of Credit Number 3035543 in the amount of $50,000, for the account of Parker & Orleans Homebuilders, Inc. and for the benefit of Jamestown Oaks, LLC, (ii) that certain Irrevocable Standby Letter of Credit Number 3055561 in the amount of $59,000, for the account of Parker & Orleans Homebuilders, Inc. and for the benefit of Olde Sycamore, LLC and (iii) if any, all future letters of credit which may be issued from time to time by the Bank, in the Bank’s sole discretion, for the account of the Borrowers.

“Reimbursement Agreements” shall mean, separately and together, all applications and agreements for standby letter(s) of credit and other applications and/or reimbursement agreements with respect to any Letter of Credit delivered by the Borrowers to the Bank in connection with any Letter of Credit, which shall provide for, among other things, the return to the Bank for cancellation of the Letter of Credit and full reimbursement to the Bank of all amounts owing with respect to the Letter of Credit (including, without limitation, interest fees and expenses).  Any outstanding Letter of Credit as of the date of this Agreement shall continue to be governed by the application and agreement and/or reimbursement agreement with respect thereto.  Each future Letter of Credit, if any, shall be governed by a separate Reimbursement Agreement to be delivered prior to or concurrently with the issuance of such Letter of Credit.  Each Reimbursement Agreement shall be subject to the Bank’s review and approval in all respects.

(b)           The first sentence of Section 2.1 of the Loan Agreement is hereby amended and restated as follows:

“Subject to the terms and conditions of this Loan Agreement, Bank will lend and Borrowers will borrower up to Thirty Million Dollars ($30,000,000) (the “Committed Revolving Line”), minus the aggregate stated amount of Letters of Credit at any time outstanding (which for this purpose shall include all amounts, if any, drawn on such Letters of Credit which have not been reimbursed to Bank).”

(c)           Section 2.4(c) of the Loan Agreement is hereby modified to change $7,100,000 to $10,000,000 (limit on aggregate Loan proceeds advanced at any one time for inventory Lots);

(d)           Section 2.4(d) of the Loan Agreement is hereby modified (i) to change the maximum number of Model Units that may be financed with Loan proceeds at any time from 12 to 15, (ii) to change the maximum number of Spec Units that may be financed with Loan proceeds at any time from 78 to 90 and (iii) to change the maximum total number of Spec Units and Model Units that may be financed with Loan proceeds at any time from 78 to 90.

(e)           The following shall be added to the Loan Agreement immediately following Section 2.5 as Section 2.6:

“Letters of Credit.

In the Bank’s sole discretion, the Bank may from time to time, upon the Borrowers’ request and application therefor, issue one or more Letters of Credit.  The aggregate stated amount of Letters of Credit shall not exceed the Committed Revolving Line, minus the then outstanding commitments under the Committed Revolving Line; however, the aggregate stated amount of Letters of Credit at any time outstanding (including drawn but unreimbursed Letters of Credit) may not at any time exceed Three Hundred Thousand Dollars ($300,000). The Borrowers shall submit to the Bank all necessary Reimbursement Agreements as a condition to such issuance.  The Letters of Credit and Reimbursement Agreements shall be secured by the Lien of the Deed of Trust and all other Loan Documents and guaranteed pursuant to the Guaranty, regardless of whether specifically referenced therein.”

Notwithstanding the foregoing or anything else in the Loan Agreement or the other Loan Documents to the contrary, the Noteholder shall not be obligated to issue any new commitment or make any first advance of the proceeds of the Loan for any Unit or Lot or issue, renew or extend any Letter of Credit after December 31, 2003 (the “Loan Period Termination Date”), as the Noteholder may from time to time extend the Loan Period Termination Date in its sole discretion, and all principal, interest and other amounts outstanding under the Note and the other Loan Documents which were not previously due and payable shall be due and payable in full on the Maturity Date, as the Noteholder may from time to time extend the Maturity Date in its sole discretion.  The Loan shall continue to be governed by the terms and conditions of the Loan Agreement (as modified herein), and the proceeds of the Loan shall be advanced in accordance with and subject to the conditions, requirements and procedures set forth in the Loan Agreement (as modified herein).

4.             The Borrowers’ Representations and Warranties.  The Borrowers hereby reaffirm all of the representations and warranties set forth in the Note, the Loan Agreement and the other Loan Documents, which shall be modified to the extent hereinafter set forth, and further represent and warrant that (a) the Borrowers are the sole legal and beneficial owners of the Land, Lots and Units (as each such term is defined in the Loan Agreement), (b) the execution and delivery of this Agreement do not contravene, result in a breach of, or constitute a default under, any deed of trust, loan agreement, indenture or other contract or agreement to which the Borrowers are a party or by which the Borrowers or any of their properties may be bound (nor would such execution and delivery constitute such a default with the passage of time or the giving of notice or both), and do not violate or contravene any law, order, decree, rule, regulation or restriction to which the Borrowers or the Land, Lots and Units are subject, (c) this Agreement and the other documents which the Noteholder has required in connection herewith constitute the legal, valid and binding obligations of the Borrowers and the parties thereto other than the Noteholder, enforceable in accordance with their terms, (d) the execution and delivery of, and performance under, this Agreement and the other documents which the Noteholder has required in connection herewith are within the Borrowers’ power and authority without the joinder or consent of any other party and have been duly authorized by all requisite action, and are not in contravention of any law or of the Borrowers’ articles of incorporation or by-laws or of any indenture, agreement or undertaking to which the Borrowers are a party or by which they are bound, (e) there exists no Default under the Note, the Loan Agreement or any other Loan Document, (f) the Borrowers have no offsets, claims or defenses with respect to the Loan, (g)  the Borrowers are duly organized Virginia and Delaware corporations, respectively, in good standing under Virginia law and, in the case of Parker & Orleans Homebuilders, Inc., Delaware law, and (h) Parker & Orleans Homebuilders, Inc. changed its name from Parker Lancaster & Orleans, Inc. pursuant to an amendment to its articles of incorporation but has made no other changes to its articles of incorporation or other organizational documents.  The Borrowers further represent and warrant that there is no suit, judicial or administrative action, claim, investigation, inquiry, proceeding or demand pending (or, to the Borrowers’ knowledge, threatened) (i) against the Borrowers, the Guarantor or any other person liable directly or indirectly for the Loan, or (ii) which affects any of the Land, Lots or Units or the Borrowers’ title to any of the Land, Lots or Units, or (iii) which affects the validity, enforceability or priority of any of the Loan Documents, and (h) the Land, Lots and Units comply with, and shall continue to comply with, in all material respects, all applicable Federal, state and local laws, statutes, ordinances and regulations, including, without limitation, those relating to environmental matters.  The Borrowers agree to indemnify and hold the Noteholder harmless against any loss, claim, damage, liability or expense (including, without limitation, reasonable attorneys’ fees and charges) incurred by the Noteholder, its directors, officers, employees, agents and contractors as a result of any representation or warranty made by the Borrowers herein which is untrue or inaccurate in any material respect, and any such occurrence shall also, at the Noteholder’s option, constitute a Default under the Note, the Loan Agreement and the other Loan Documents.

5.             Other Terms and Conditions.  Without limiting any other provision of this Agreement, not later than the date of the Borrowers’ and Guarantor’s execution and delivery to the Noteholder of this Agreement and the other documents which the Noteholder has required in connection herewith and to which they are a party, and prior to any further advance of the proceeds of the Loan, the Borrowers shall deliver to the Noteholder such certificates of fact or good standing, organizational documents and consents or resolutions as the Noteholder may reasonably require for the Borrowers and the Guarantor, opinions of counsel to the Borrowers and the Guarantor and title bringdown endorsements and other appropriate title policy endorsements as the Noteholder may reasonably require.  The Borrowers shall pay directly, or reimburse the Noteholder for, all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and charges, title charges and the like, which are attributable to the transaction set forth in this Agreement.

6.             Confirmation of Existing Terms.  The Loan Documents (other than the Guaranty, which is being modified and amended on a simultaneous basis pursuant to other documents dated of even date herewith) are hereby modified and amended to conform to the provisions of this Agreement.  In all other respects the Note, the Loan Agreement and such other Loan Documents shall remain unaffected, unchanged and unimpaired by reason of the provisions of this Agreement.  The Borrowers ratify and reaffirm their joint and several indebtedness, duties and obligations under the Loan Documents (as modified and amended herein).  The execution and delivery of this Agreement shall not constitute a novation of the debt evidenced by the Note and the other Loan Documents.

7.             Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

8.             Borrower’s Liability.  The Borrowers shall be deemed jointly and severally liable for their obligations hereunder and the singular shall include the plural and vice versa.  The Borrowers hereby confirm that references to the Borrowers or any one Borrower herein shall mean and apply to the Borrowers and each of them, jointly and severally.

9.             Counterparts.  This Agreement may be executed in two or more counterparts which, when taken together, shall constitute but one and the same document.

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WITNESS the following executions and seals made pursuant to due authorization.

Borrowers

PARKER & LANCASTER CORPORATION, a Virginia corporation

By:	Joseph A. Santangelo	(SEAL)
Name:	Joseph A. Santangelo
Title:	Chief Financial Officer

PARKER LANCASTER & ORLEANS, INC., a Delaware corporation

By:	Joseph A. Santangelo	(SEAL)
Name:	Joseph A. Santangelo
Title:	Chief Financial Officer

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Noteholder

BANK OF AMERICA, N.A., a national banking association

By:	Charles C. Payne, Jr.	(SEAL)
	Name:	Charles C. Payne, Jr.
	Title:	Vice President